EXHIBIT 10.3

EMPLOYEE LEASING AGREEMENT

This Employee Leasing Agreement (this "Agreement") is entered into as of August 5, 2026, by and between Duos Technologies Group, Inc., a Florida corporation ("Group"), and Sandbank Acosta, LLC, a Florida limited liability company ("Buyer"). Duos Technologies, Inc., a Florida corporation ("Tech"), is the business to which the leased employees will provide services following the closing of the stock transfer transaction between Group and Buyer.

RECITALS

A. Group and Buyer are parties to a Stock Transfer Agreement, dated effective as of June 30, 2026 (the “STA”), pursuant to which Group will transfer to Buyer all of the issued and outstanding shares of Tech. All capitalized terms used herein without definition shall have the meanings ascribed to them in the STA.

B. Group and Buyer desire to establish a temporary arrangement under which certain employees affiliated with Group will be leased or otherwise made available for the benefit of Tech following Closing.

C. The purpose of this Agreement is to facilitate continuity of operations and support continuation of the existing workers' compensation insurance structure through December 31, 2026, subject to policy terms, carrier requirements, and Applicable Law.

D. The parties desire to allocate responsibilities concerning supervision, compensation, payroll, benefits, insurance, and employment-related claims of the Leased Employees in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations of the parties contained herein and in the STA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.- DEFINITIONS

"Allocated Employee Costs" means all wages, salary, bonuses, commissions, payroll taxes, workers' compensation premiums or allocations, benefit costs, insurance costs, and other employment-related costs attributable to the Leased Employees and actually incurred by Group or its Affiliates.

“Applicable Law” means all applicable federal, state and local employment laws, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act (if applicable), and the Fair Labor Standards Act and the Occupational Safety and Health Act, each as they may be amended from time to time.

"Effective Date" means the Closing Date under the STA.

"Leased Employees" means those employees identified on Schedule 1, as such Schedule may be updated from time to time by written agreement of the parties.

"Term" means the period beginning on the Effective Date and ending on December 31, 2026, unless earlier terminated in accordance with this Agreement.

2.- LEASING ARRANGEMENT

2.1 Lease of Employees. Subject to the terms of this Agreement, Group shall lease or otherwise make available to Buyer, for the benefit of Tech, the Leased Employees during the Term.

2.2 Business Purpose. The arrangement established by this Agreement is intended solely as a temporary transition arrangement and not as a permanent employment structure.

2.3 No Obligation to Lease Additional Employees. Group shall have no obligation to lease any employee other than the Leased Employees unless the parties agree in writing.

3.- EMPLOYMENT STATUS; SUPERVISION

3.1 Employer of Record. Unless otherwise expressly set forth on Schedule 1, Group shall remain the employer of record for the Leased Employees during the Term solely for payroll administration, benefits continuation, workers' compensation coverage maintenance, and related administrative purposes.

3.2 Day-to-Day Direction. Buyer and Tech shall have sole responsibility for directing and supervising the day-to-day work performed by the Leased Employees for Tech's business and for establishing work assignments, schedules, deliverables, and performance expectations.

3.3 Reserved Rights of Group. Group shall retain such rights as are reasonably necessary to preserve employer-of-record status, maintain payroll and benefit administration, comply with insurance requirements, and satisfy Applicable Law.

3.4 Employment Decisions. Except as otherwise required to preserve Group's status as employer of record or to comply with Applicable Law, Buyer shall be responsible for recommending and directing decisions regarding work assignments, promotions, compensation changes, discipline, leave approvals, and termination of the Leased Employees. Group shall not be required to implement any action requested by Buyer that would violate Applicable Law, insurance requirements, or plan terms.

4.- COMPENSATION; BENEFITS; PAYROLL

4.1 Compensation and Benefits Administration. Group shall administer payroll and, to the extent permitted, continue existing benefits for the Leased Employees during the Term, including payroll, 401(k), employee stock purchase plan (“ESPP”), health, dental, and such other benefits as are lawfully available.

4.2 Reimbursement of Costs. Buyer shall reimburse Group monthly for all Allocated Employee Costs attributable to the Leased Employees, together with any administrative or handling charges specified in the Transition Services Agreement or otherwise agreed in writing.

4.3 Invoice Timing. Group shall invoice Buyer monthly in arrears, and Buyer shall pay all undisputed amounts owed within thirty (30) days after receipt. The parties shall work in good faith to resolve any disputed amounts promptly.

4.4 Changes to Compensation or Benefits. Buyer shall not implement or direct any change to compensation, bonus opportunity, title, role, benefits eligibility, or other material employment terms of any Leased Employee without the prior written approval of Group and reasonable lead time for implementation.

5.- WORKERS' COMPENSATION; INSURANCE

5.1 Workers' Compensation Coverage Objective. The parties intend that the Leased Employees remain covered under the existing workers' compensation policy structure maintained by Group through December 31, 2026, to the extent permitted by the applicable policy, carrier, underwriting requirements, and Applicable Law.

5.2 No Guarantee of Coverage. Group does not guarantee that any carrier, insurer, auditor, or Governmental Authority will accept or continue such coverage arrangement. If any insurer, auditor, or Governmental Authority requires a different arrangement, the parties shall cooperate in good faith to revise the arrangement as needed.

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5.3 Insurance Cooperation. Buyer shall provide such information, payroll records, job descriptions, loss information, and other cooperation as Group or its insurance carrier reasonably requests in connection with workers' compensation or other employment-related insurance. Buyer shall cause Tech to obtain and maintain in full force and effect any insurance, other than workers’ compensation insurance or any other insurance with respect to which premiums are included in Allocated Employee Costs, that may be necessary in light of work assigned to or performed by Leased Employees.

5.4 Claims Reporting. Buyer and Tech shall promptly provide written notice to Group of any workplace injury, accident, occupational illness, or other event involving a Leased Employee that may give rise to a workers' compensation claim, insurance claim, or regulatory reporting obligation.

5.5 Workplace Safety. Buyer and Tech shall be solely responsible for providing a safe workplace for the Leased Employees while they are performing services for Tech, including compliance with workplace safety requirements and maintenance of the premises, equipment, and procedures used in Tech's operations.

6.- TAXES; COMPLIANCE

6.1 Payroll Taxes. To the extent Group processes payroll for the Leased Employees, Group shall handle payroll tax withholding and remittance through its payroll systems, and Buyer shall reimburse Group for the related employer-side payroll taxes and other payroll costs attributable to the Leased Employees.

6.2 I-9 and Personnel Records. The parties shall cooperate in maintaining such personnel and compliance records as are required by Applicable Law, with ultimate administrative responsibility allocated according to employer-of-record status and actual possession of records. In furtherance of the foregoing, Buyer shall cause Tech to maintain adequate personnel records and related employment documentation, including, without limitation, records regarding the hours worked by each Leased Employee on a weekly basis for the purpose of wage administration; verify and accurately report to Group all such hours records on a weekly basis; and make any personnel records available to Group upon request.

6.3 Benefit Plan and Securities Compliance. Any continuation of ESPP participation or other equity-related benefit administration shall be subject to the governing plan documents, securities law requirements, and Group's internal approvals. Nothing in this Agreement independently grants equity rights.

6.4 Compliance with Applicable Law. Buyer and Tech shall comply with all Applicable Laws, including, without limitation, all workplace safety and health regulations, laws, directives, ordinances and recommendations imposed by federal, state and local governments or by Group’s workers’ compensation carrier, and shall adopt such policies and procedures as are necessary to ensure such compliance.

7.- CLAIMS; LIABILITY ALLOCATION

7.1 Claims Arising from Direction and Control. Buyer shall be responsible for, and shall indemnify Group from and against, any claim, liability, cost, or expense arising out of the day-to-day supervision, direction, assignment of work, evaluation, workplace conduct, discrimination, harassment, retaliation, wrongful termination direction, wage-hour practices directed by Buyer, workplace safety conditions, or other acts or omissions of Buyer or Tech affecting any Leased Employee.

7.2 Claims Arising from Payroll or Administrative Failures. Group shall be responsible for, and shall indemnify Buyer from and against, any claim, liability, cost, or expense arising out of Group's failure to properly process payroll actually undertaken by Group, failure to remit payroll taxes actually withheld by Group, or failure to administer benefits in accordance with this Agreement and Applicable Law, except to the extent caused by inaccurate information or delayed instructions from Buyer or Tech.

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7.3 Joint Cooperation. The parties shall cooperate in good faith in responding to any employment claim, workers' compensation matter, audit, investigation, or agency inquiry involving a Leased Employee.

8.- TERMINATION

8.1 Expiration. This Agreement shall expire automatically on December 31, 2026, unless earlier terminated in accordance with this Section 8.

8.2 Early Removal of Employees. The parties may agree in writing to remove one or more Leased Employees from this Agreement prior to expiration.

8.3 Termination for Cause. Either party may terminate this Agreement upon written notice if the other party materially breaches this Agreement and fails to cure the breach within ten (10) Business Days after written notice.

8.4 Effect of Termination. Upon termination or expiration, the leasing arrangement for the affected Leased Employees shall end, and the parties shall cooperate in good faith to transition payroll, benefits, insurance, and employment administration in an orderly manner.

9.- GENERAL PROVISIONS

9.1 Independent Contractual Arrangement. This Agreement is a contractual allocation of responsibilities between Group and Buyer and does not create rights in any employee or third party.

9.2 No Third-Party Beneficiaries. No current or former employee, dependent, beneficiary, insurer, or other third party shall be deemed a third-party beneficiary of this Agreement.

9.3 Coordination With STA and Transition Services Agreement. This Agreement shall be read together with the STA and the Transition Services Agreement. To the extent of any direct conflict concerning employee leasing matters, this Agreement shall control.

9.4 Confidentiality. The parties shall keep confidential employee records and nonpublic compensation, benefit, and claim information, subject to disclosures required by law.

9.5 Notices. Notices under this Agreement shall be given in the manner set forth in the STA unless the parties agree otherwise in writing.

9.6 Governing Law. This Agreement shall be governed by the laws of the State of Florida.

9.7 Venue; Jury Trial Waiver. The venue and jury trial waiver provisions set forth in Sections 19.10 and 19.11 of the STA are incorporated by reference into this Agreement, mutatis mutandis.

9.8 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may be amended only in writing signed by both parties.

9.9 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail transmission of a “.pdf” or other similar data file shall be effective as delivery of a manually executed counterpart to this Agreement.

9.10 Successors and Assigns. This Agreement may not be assigned by either party hereto without the express written consent of the other party. This Agreement and all the obligations and rights hereunder shall inure to the successors and permitted assigns of the parties hereto.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

GROUP:
DUOS TECHNOLOGIES GROUP, INC.

By: /s/ Frank D. Recker
Name: Frank D. Recker
Title: Chief Executive Officer

BUYER:
SANDBANK ACOSTA, LLC

By: /s/ Javier G. Acosta
Name: Javier G. Acosta
Title: Member